CEDAR BAY
 REALTY ADVISORS, INC.



                                             September 20, 2001


VIA FACSIMILE
(212) 326-0806

Samson Bechhofer, Esq.
Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, N.Y. 10022-4441

    Re:   Agreement of Sale dated as of May 16, 2001 between Washington
          Centre Shops, L.P., Port Richmond Associates, LLC, Academy
          Stores, L.P. and Greentree Road Land, Inc., as Seller and Cedar Income Fund Partnership, L.P., as Purchaser (the "Contract")

Dear Sam:

As you are aware, the tragic events of last week caused major disruptions in the ability to conduct business, including interruption of telephone, fax, overnight delivery and e-mail services. Additionally, there has been dislocation and unavailability of necessary parties and resources.

Specifically, counsel to the first mortgagee for Academy Plaza, Anita Bergman of Thacher Proffit & Wood, whose office was located in the World Trade Center, has been unreachable and her client has not proceeded in her absence. Also, our outside counsel Stroock & Stroock have not been permitted access to their offices due to their proximity to the World Trade Center area.

In addition, to date, the first mortgagee for Washington Center has not agreed to provide the estoppel required pursuant to section 1.2(e) of the Contract.

Accordingly, we hereby request an extension of the Closing Date until Wednesday, October 3, 2001 (with pre-closing at your office on Tuesday, October 2, 2001).

As always, your cooperation is appreciated.

Very truly yours,


/s/ Stuart H. Widowski
------------------------
Stuart H. Widowski
General Counsel

SHW:jzp

cc: Leo S. Ullman
    Brenda J. Walker



               44 South Bayles Avenue, Port Washington, N.Y. 11050
                     Tel: (516) 767-6492  o  (516) 767-6497